Exhibit 3.nn

EXECUTION COPY

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT OF

SIMPLIMATIC ENGINEERING HOLDINGS LLC

Dated as of August 5, 2022

EXECUTION COPY

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SIMPLIMATIC ENGINEERING HOLDINGS LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is made as of August 5, 2022, by Crown International Holdings, Inc., as the sole member of the Company (“Member”), and shall be effective as of March 8, 2022.

RECITALS:

A. Pursuant to Articles of Organization filed with the Ohio Secretary of State on August 2, 2000, the original members formed an Ohio limited liability company under the name and style of “Danville Automation Investments, LLC” (the “Company”) in order to acquire certain assets constituting, directly and through subsidiaries, a material handling business as conducted on the date hereof or such other activities as determined by the Managers (collectively, the “Business”).

B. Pursuant to an amendment to the Articles filed on September 13, 2000, the name of the Company was changed to “Danville Automation Holdings, LLC”, and the original members entered into an Operating Agreement dated effective as of September 20, 2000 (the “Original Agreement”).

C. The membership interests of certain original members were redeemed in 2006 and the membership interests of certain other original members were redeemed on June 19, 2012; an amendment to the Articles was filed on June 21, 2012 to change the name of the Company to “Simplimatic Engineering Holdings LLC”, and pursuant thereto, the members entered into an Amended and Restated Operating Agreement dated effective June 19, 2012 (the “Amended and Restated Operating Agreement”) thereby amending and restating the Original Agreement in its entirety.

D. On or around March 8, 2022, the Member purchased all existing members’ membership interests in the Company, and thereby became the sole member of the Company.

E. The Member desires to enter into this Agreement in order to amend and restate the Amended and Restated Operating Agreement in its entirety on the terms set forth herein.

F. Certain capitalized terms used herein and in the Exhibits hereto are defined in Exhibit A attached hereto. All other capitalized terms used herein or in any Exhibit shall have the meanings ascribed to them in other parts hereof.

AGREEMENTS:

In consideration of the foregoing and the mutual promises herein contained, the undersigned do hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Organization

Section 1.1 Formation. The Company was formed as an Ohio limited liability company on August 2, 2000, upon the filing of the Articles with the Ohio Secretary of State pursuant to the provisions of the Act.

Section 1.2 Name. The name of the Company shall be “Simplimatic Engineering Holdings LLC”. The Company may do business under that name and under any other name or names determined by the Managers. If the Company does business under a name other than that set forth in the Articles, the Company shall file a trade name or other certificate as required by law.

Section 1.3 Purpose and Powers. The purposes of the Company and the powers which it may exercise are any and all of the general purposes and powers conferred to limited liability companies by the laws of the State of Ohio, specifically including the following: (a) to acquire, own, operate, expand and ultimately sell the Business; (b) to acquire or lease personal or real property incident to the ownership and operation of the Business; (c) to borrow money and issue evidences of indebtedness, and to secure the same by mortgage, deed of trust, pledge or other lien on any Company Property; and (d) to perform and carry out contracts which are necessary, advisable or convenient to the Business of the Company.

Section 1.4 Principal Office. The address of the principal office of the Company shall be 1046 W. London Park Drive, Forest, VA 24551, or such other location as the Managers may from time to time determine.

Section 1.5 Registered Office and Registered Agent. The name and address of the Company’s current registered agent for service of process in Ohio shall be CT Corporation System, 4400 Easton Commons Way, Suite 125, Columbus, OH 43219. Such registered agent may be changed by the Managers by filing the name and address of the new registered agent with the Ohio Secretary of State.

Section 1.6 Term. The Company shall continue in perpetuity, unless earlier terminated pursuant to the Act or Article VII hereof.

Section 1.7 Names of Managers and Member. The name of the Member as of the date hereof is Crown International Holdings, Inc. The names of the Managers as of the date hereof are set forth in Section 4.1.

Section 1.8 Filing of Certificates. The original members have caused to be filed the Articles, and the Managers have caused, or shall cause, to be filed any amendments to the Articles, certificates of authority or certificates of fictitious name as may be required by applicable law in any jurisdiction in which the Company maintains an office, is engaged in business or owns real property, and copies thereof will be maintained with the records of the Company at the principal office referred to in Section 1.4 and made available for inspection pursuant to Section 1.9.

Section 1.9 Records to be Kept. The Managers shall keep or make available at the principal office referred to in Section 1.4 all records required pursuant to this Operating Agreement and the Act. At a minimum, the Company shall keep at its principal office the following records:

(a) A current list of the full name and last known address of each Manager, Member and Economic Interest Owner;

(b) Copies of the Company’s federal, state and local income tax returns and financial statements for the three (3) most recent calendar years;

(c) A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendment have been executed;

(d) A copy of the Company’s Operating Agreement and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Operating Agreement or any amendments have been executed; and

(c) Unless contained in the Operating Agreement, full information regarding the date on which each Member became a member, and the amount of cash and a description and statement of the agreed value of the property or services contributed by each Member, or which each Member has agreed to contribute in the future.

Upon written request by any Member, such Member or its duly authorized representative shall have the right to inspect, and, at such Member’s expense, to copy any Company records described in this Section or the Act, at all reasonable times during business hours.

ARTICLE II

Capital Contributions and Capital Accounts

Section 2.1 Initial Capital Contributions. The capital of the Company is hereby restated as 70,685.529 Membership Units (“Membership Units”).

Section 2.2 Additional Capital Contributions. The Member may, but will not be required to, make any additional Capital Contributions to the Company.

ARTICLE III

Accounting and Allocations

Section 3.1 Accounting. The Company’s books shall be kept on the accrual basis and in accordance with (i) tax accounting principles consistently applied and (ii) the determination of Net Profits and Net Losses pursuant to this Agreement (provided that in the event of a conflict between clauses (i) and (ii), clause (ii) shall control). The taxable and fiscal year of the Company shall be the calendar year.

Section 3.2 Cash Flow. Subject to Section 7.2, Cash Flow of the Company shall be determined by the Managers and distributed to the Member at such time or times as the Managers shall determine in their sole discretion.

Section 3.3 Allocation of Profits and Losses. All Net Profits, Net Losses, and other tax or accounting items of the Company will be allocated to the Member.

ARTICLE IV

The Managers

Section 4.1 Powers of the Managers.

(a) Byron Paul, Keith Heaverlo and Kevin C. Clothier shall be appointed as Managers of the Company. Subject to the provisions of Section 4.2 hereof, the Managers shall have sole and complete authority to manage, control and make all decisions affecting the business and assets of the Company, and shall have (without limiting the generality of the foregoing) the power to authorize or approve all actions in furtherance of the purposes of the Company, including the operation of the Business (either directly or through wholly-owned or majority-owned subsidiaries), the hiring or termination of officers and key employees, the entering into contracts and agreements, borrowing of monies, acquisitions, mergers, real property leases or purchases and dispositions. The Managers shall have such additional rights, authority and powers conferred by law as are necessary, convenient or appropriate to the management and operation of the Business and as are consistent with the purposes of the Company.

(b) No individual Manager, nor any Member, shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. The Managers, by proper action taken as provided in this Operating Agreement, shall designate agents, officers or employees of the Company pursuant to Article V hereof with power and authority to bind the Company and manage the day-to-day operations of the Company’s business.

(c) The Managers shall act with the consent or approval of a majority of the Managers, which may be obtained (i) by action at meeting of the Board of Managers properly convened as provided in this Section 4.1(c), or (ii) by written consent of the majority of the Managers. A meeting of the Board of Managers may be called by any Manager upon three (3) days prior written notice to the other Managers, to be held at a reasonably accessible location or by telephone. Any action by written consent, together with any supporting materials, shall be sent to each Manager for his consent and approval, even though effective with the signature evidencing consent and approval by less than all of the Managers.

Section 4.2 Limitation on Managers’ Authority.

(a) Notwithstanding anything to the contrary contained herein, the Managers shall have no authority to:

(i)	Knowingly take any action which is in contravention of this Agreement or the Act, or would make it impossible to carry out the Company purposes;

(ii)	Possess Company Property or use or assign Company Property for other than a Company purpose;

(iii)	Require partition of Company Property; or

(iv)	Take any action that would subject any Member to personal liability without the written consent of such Member.

(b) The Managers may take the following actions (the “Major Decisions”) only with the Approval of the Member:

(i)	Lend Company funds to any Person;

(ii)	Effect any merger of the Company or any material acquisition or divestiture of all or substantially all of assets of the Company;

(iii)	Issue new Membership Units other than as contemplated by Article II of this Operating Agreement;

(iv)

Make a voluntary filing or taking any other action by or on behalf of the Company under the United States Bankruptcy Code, or any successor thereto, or any state laws providing for the relief of debtors;

(v)

Cause the Company to make, execute or deliver any assignment for the benefit of creditors, provided however, that the Managers are authorized to cause the Company to execute and deliver any and all agreements, instruments and other documents related to any financing or refinancing in respect of the Company, the Member or any affiliate of the Member; or

(vi)	Cause the Company to redeem the Membership Units of any Member.

Section 4.3 Duties of Managers.

(a) The Managers shall maintain the records described in Section 1.9; to cause to be prepared all reports which are required to be furnished by the Company to any Person; and to do all other things and execute and deliver any documents which may be necessary or advisable in order to supervise and manage the affairs and business, and carry out the purposes, of the Company in accordance with this Agreement.

(b) Notwithstanding the foregoing, it is expressly understood and agreed that (i) no Manager shall be required to devote his, her or its entire time or attention to the business of the Company; (ii) no Member shall be restricted in any manner from participating in other businesses or activities which may be competitive with the business of the Company (the “Separate Activities”); and (iii) neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or otherwise participate in any Separate Activities of a Member or a Manager.

(c) The Managers shall provide the following to the Member within one hundred twenty (120) days after the end of each fiscal year (or as soon thereafter as is reasonably practicable): (i) annual financial statements including a balance sheet, profit and loss statement and cash flow statement; and (ii) annual tax reporting information.

Section 4.4 Reliance on Act of Managers. No Person dealing with the Managers shall be required to ascertain whether the Managers are acting in accordance with this Agreement, and such Person shall be protected in relying solely upon the deed, transfer, or assurance of, and the execution of any instrument or instruments by, any one of the Managers.

Section 4.5 Liabilities of Managers. Each Manager shall perform his duties in good faith, in a manner he, she or it reasonably believes to be in or not opposed to the best interests of the Company, and with the care that ordinarily prudent persons in a similar position would use under similar circumstances. A Manager who so performs his, her or its duties shall not have any liability by reason of being or having been a Manager. A Manager shall only be liable for willful misconduct, fraud, gross negligence or bad faith.

Section 4.6 Indemnification of Managers. Neither the Member, Managers nor any officer will be liable to the Company by reason of the actions of such person in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct. The Company will, to the fullest extent to which it is empowered to do so by the Ohio law or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, she or it is or was a Manager, Member or officer of the Company, against losses, damages, expenses (including attorneys’ fees), judgments, fines and amounts reasonably incurred by him in connection with such action, suit or proceeding; provided, however, that no Person shall be entitled to indemnification hereunder if and to the extent any costs arise as a result of such Person’s bad faith, willful misconduct, fraud, or gross negligence. The termination of any action, suit, or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that a Person acted with willful misconduct, fraud, gross negligence or bad faith.

Section 4.7 Removal, Resignation, Incapacity or Death of a Manager. A Manager may resign at any time by giving written notice to the Member and the other Managers. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A Manager will hold office until his or her successor is duly appointed and has qualified, or until his or her earlier death, resignation, incapacity or removal in the manner hereinafter provided. The Member may remove any Manager at any time with or without cause.

Section 4.8 Vacancies. The Member may appoint a new Manager in the event of vacancies or reduce the number of Managers.

ARTICLE V

Officers

Section 5.1 Officers. The Company may have a Chief Executive Officer, President, Secretary, and Treasurer. The Company may also have one or more Vice Presidents and such other officers and assistant officers as the Managers may deem necessary. By appointing a Person to serve as an officer of the Company, the Managers shall be deemed to have considered such office necessary and to have established such office in accordance with this Section.

Section 5.2 Appointment, Term and Qualification. The officers shall be appointed by the Managers. Each such officer shall serve until his successor is appointed and qualified, or until his death, resignation or removal.

Section 5.3 Resignation. An officer may resign at any time by giving notice to the Managers. Such notice shall be effective when received by the Managers, unless some other time is specified therein.

Section 5.4 Removal. Any officer may be removed, with or without cause, by the Managers without prejudice to the contract rights of such officer.

Section 5.5 Vacancy. The Managers may fill any vacancy in any office occurring by whatever reason.

Section 5.6 Authority and Duties of Officers. Subject to the foregoing, the officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices, subject always to the directions of the Managers, or as may be specified from time to time by the Managers regardless of whether such authority and duties are customarily incident to such office. Duties and Powers of Officers are described in Exhibit B.

ARTICLE VI

Rights and Obligations of the Member

Section 6.1 Liability of the Member. No Member shall be (i) required to make any further contributions to the capital of the Company to discharge any liability of the Company or for any other purpose, or (ii) personally liable for any liabilities of the Company or the Managers.

Section 6.2 Voting Rights. The Member shall have the right to:

(a) Consent to the Major Decisions pursuant to Section 4.2;

(b) Remove a Manager pursuant to Section 4.7 and elect a successor Manager pursuant to Section 4.8;

(c) Consent to dissolve the Company pursuant to Section 7.1(a);

(d) Approve the Transfer of a Membership Unit pursuant to Section 8.1(a); and

(e) Consent to the amendment of this Operating Agreement pursuant to Section 10.5.

Section 6.3 Meetings of the Member. Meetings of the Member, for any purpose or purposes, may be called by the Member. The Member may designate any place, either within or outside the State of Ohio, as the place of any meeting of the Member. If no designation is made, the place of meeting will be the principal office of the Company.

Section 6.4 Action by the Member Without a Meeting. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting if the action is evidenced by written consent describing the action taken, signed by the Member approving such action and delivered to the Managers. Any action taken hereunder is effective when the Member has signed the consent, unless the consent specifies a different effective date.

ARTICLE VII

Dissolution of Company

Section 7.1 Termination. The Company shall be dissolved, liquidated, and terminated upon the occurrence of any of the following (each, a “Liquidating Event”):

(a) The decision of the Managers with the Approval of the Member;

(b) Any sale or other disposition of all or substantially all of the Company Property; or

(c) An entry of a decree of judicial dissolution.

Upon the dissolution and the commencement of the winding up of the Company, a certificate of dissolution shall be filed pursuant to the Act.

Section 7.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, Member, and Economic Interest Owners. No Manager or Member shall take any action that is inconsistent with the winding up of the Company’s business and affairs. The Managers (or, if there is no Manager, any Person elected by the Approval of the Member) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and Company Property and the Company Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the assets of the Company or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a) First, to the payment and discharge of all the Company’s debts and liabilities to creditors (including, without limitation, any Member to the extent such Member is a creditor of the Company), including the establishment of any necessary reserves; and

(b) The balance, if any, to the Member.

Section 7.3 Accounting for Dissolution and Liquidation. The Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the last day of the month which includes the date of dissolution and shall provide relevant information concerning the application and disposition of all assets and the proceeds thereof.

ARTICLE VIII

Transfer of Membership Units; Admission of Members.

Section 8.1 Member’s Right to Transfer.

(a) The Member may Transfer a Membership Unit to any Person.

(b) All Transfers of Membership Units shall be subject to the restrictions set forth in Section 8.2.

(c) No Transfer of a Membership Unit shall be effective as to the Company until (i) a copy of the duly executed and acknowledged written instrument of Transfer shall have been filed with the Company; and (ii) the assignor and assignee shall have executed and acknowledged such other instruments as the Managers may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Agreement and the assignee’s agreement to indemnify the Managers and the Company against any loss or liability arising out of such Transfer.

(d) By executing or adopting this Operating Agreement, the Member hereby consents to the admission of substitute Members as provided in this Article VIII. Each Person who becomes a substitute Member shall duly execute this Operating Agreement and shall be deemed, upon such execution, to have ratified and agreed to be bound by all prior action taken by the Company and the Managers.

Section 8.2 Restrictions on Transfer of Membership Units. All Transfers of Membership Units shall be subject to the following restrictions:

(a) No such Transfer shall be made to a minor or incompetent.

(b) No such Transfer shall be made in violation of any agreement (i) between the Member and the Company or (ii) to which the Company is subject.

(c) No such Transfer shall be made if, in the opinion of counsel to the Company, such Transfer may not be effected without registration under the Securities Act of 1933, as amended, or would result in the violation of any applicable state securities laws.

(d) No Membership Unit or any portion thereof shall be Transferred to the extent that any such Transfer would result in the treatment of the Company as a publicly traded partnership under Code Section 7704, except in the sole discretion of the Member.

(e) Any Transfer in contravention of the provisions hereof shall be void from inception, shall grant no rights whatsoever to the purported transferee, and shall not bind the Company in any respect.

Section 8.3 Substitute Members., Effect of Substitution and/or Transfer. No Member shall have the right to substitute an assignee as a Member in his, her or its place unless the provisions of Section 8.2 of this Agreement are complied with.

ARTICLE IX

Acknowledgments By Members

Section 9.1 Securities Laws.

(a) The Member acknowledges that it is purchasing or has purchased its Membership Units for investment only and without a view to resale or distribution thereof.

(b) Notwithstanding any other provision of this Agreement, no Membership Unit may be offered or sold other than the original offering of the Membership Units, and no transfer of such interest will be made either by the Company or the Members, unless (1) one of the following applies to the proposed transfer of such interest:

(i)	such Membership Units are registered under the Securities Act of 1933;

(ii)	an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not necessary; or

(iii)	a “no action letter” from the Securities and Exchange Commission is obtained;

or (2) the Managers waive application of this Section 10.1(b) in their reasonable discretion.

(c) The Member, by signing this Agreement or a counterpart thereof, acknowledges

(i)	it has received, read and understands this Agreement and the Exhibits attached hereto;

(ii)	it is aware that the ownership and operation of the Company involve certain tax and economic variables and risks which could affect adversely the security of its investment;

(iii)	it has had an opportunity to have his business, tax and/or legal advisors review the documents and information relating to this transaction and advise it as to the merits and risks of this offering;

(iv)

it and/or its advisors (1) have discussed the entire transaction with the Managers and (2) have had ready access to and an opportunity to review any and all documents which they deem relevant to this transaction, and no information, oral or written, requested by them has been withheld by the Managers; and

(v)	it and/or its advisors has sufficient experience in investment and business matters and recognizes the advantages and disadvantages of an investment of this nature.

ARTICLE X

Miscellaneous Provisions

Section 10.1 Notice. All notices or other communications which may or are required to be given hereunder shall be in writing and shall be sent by facsimile or by electronic mail, delivered by private, overnight delivery service (such as Federal Express), or mailed by registered or certified United States mail, return receipt requested, to the recipient at the facsimile number, e-mail address or mailing address or in any notice of change of the facsimile number, e-mail address or mailing address previously given in writing by the addressee to the addressor. Notices or other communications shall be deemed to have been given on the business day received when sent by facsimile or electronic mail prior to 5:00 p.m. (Eastern time) on a business day or on the first business day thereafter if sent on a day that is not a business day or after 5:00 p.m. (Eastern time), one (1) business day after deposit with an overnight delivery service and three (3) business days after deposit in the United States mail. Any notice sent by electronic mail will be followed up within one (1) business day by one of the other delivery methods provided herein.

Section 10.2 Applicable Law. The rights of the Members and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. To the extent this Agreement conflicts with the provisions of the Act and to the extent the Act permits this Agreement to supersede the Act, the provisions of this Agreement shall control.

Section 10.3 Further Action. The Member shall execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 10.4 Entire Agreement; Counterparts. This Agreement contains the entire understanding between and among the parties hereto and supersedes any prior understandings and agreements between or among them respecting the subject matter of this Agreement. This Agreement and any amendments hereto may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all the parties are not signatory to the original or same counterpart.

Section 10.5 Amendments. This Agreement may not be amended without the Approval of the Member.

Section 10.6 Titles and Captions. All captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 10.7 Benefits. This Agreement shall inure to the benefit of and shall bind the parties hereto, their heirs, legal representatives, successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

Section 10.8 Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provisions of this Agreement or of the same provision in any other respect.

Section 10.9 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for the partition of the Company Property.

Section 10.10 Power of Attorney

(a) The Member hereby appoints each Manager as his, her or its agent and attorney-in-fact, to execute on his, her or its behalf and on behalf of the Company the following documents or papers, as deemed necessary or appropriate by such Manager to carry out, on behalf of the Company, any activities or obligations of the Company:

(i)

any and all agreements amending this Operating Agreement, as now or hereafter amended, that may be appropriate to reflect a change in the name or location of the principal place of business of the Company;

(ii)

such certificates, instruments and documents as may be required or appropriate in connection with the qualification of the Company to do business in any state or jurisdiction and the use of the name of the Company therein;

(iii)	such certificates, instruments and documents as may be required or as may be appropriate under the laws of any state or jurisdiction to reflect a change of name or address of a Member; and

(iv)

all conveyances or other instruments and documents necessary to effect the dissolution and termination of the Company, and all other filings with agencies of the Federal government and of the states to carry out the purposes of the Company.

(b) No Member shall be personally liable with respect to any action taken by the Managers pursuant to the foregoing power of attorney. The foregoing power of attorney shall not be used in any manner inconsistent with the terms of this Agreement, and the characterization and treatment of the Company as a limited liability company.

(c) It is expressly intended by the Members that the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive the dissolution or adjudication of bankruptcy or insolvency of any Member.

(d) The foregoing power of attorney shall survive the delivery of any Transfer of a Membership Unit until such assignee shall have fully complied with the terms hereof, and a similar power of attorney may be one of the instruments which the Managers may require of an assignee under Section 8.1(c) hereof.

(e) This power of attorney granted herein shall be in addition to, and not in limitation of, the powers and authority granted to the Managers pursuant to the Act.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Crown International Holdings, Inc.

By:	/s/ David A. Beaver
Name:	David A. Beaver
Title:	Vice President and Treasurer

[Signature Page to Simplimatic Engineering Holdings LLC Second Amended and Restated Operating Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

Capitalized terms used and not otherwise defined in the Second Amended and Restated Operating Agreement of Simplimatic Engineering Holdings LLC and the Exhibits thereto shall have the meanings set forth below:

“Act” shall mean the Ohio Revised Limited Liability Company Act (being Chapter 1706 of the Ohio Revised Code) or any corresponding provisions of predecessor or successor law.

“Articles” shall mean the Articles of Organization of the Company, as amended from time to time.

“Approval of the Member” or “Approved by the Member” shall mean the approval or written consent of Crown International Holdings, Inc.

“Book Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)	The initial Book Value of any asset contributed by the Member to the Company shall be the fair market value as determined by the Managers.

(b)	The Book Value of any Company asset distributed to any Member will be the gross fair market value of the asset, as determined by the Managers, on the date of distribution.

“Business” shall have the meaning set forth in Recital A of the Operating Agreement.

“Capital Contribution” shall mean, with respect to any Member, the amount of cash and the initial Book Value of property (other than money) contributed by such Member to the capital of the Company (excluding any advances or loans).

“Cash Flow” shall mean the cash funds derived by the Company from the operation of the Company’s business and from any other source whatsoever before any deduction for depreciation or amortization and after deduction of:

(a)	all unreimbursed operating expenses including taxes;

(b)	all payments of principal, interest and other charges in respect of any Company indebtedness;

(c)	all expenditures for capital improvements to the Company Property; and

(d)	all reserves, whether for working capital or otherwise, which are required by the Managers in the exercise of their reasonable discretion.

“Code” shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended, and any successor statute thereto.

“Company Property” shall mean all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Economic Interest Owner” shall mean an assignee of an interest in the Company who has not been admitted to the Company as a substituted Member. An Economic Interest Owner shall have the right to receive the transferor Member’s interest in Net Profit and Net Losses and distributions, but shall have no right to consent, vote or otherwise participate in the management of the business and affairs of the Company.

“Liquidating Event” shall have the meaning set forth in Section 7.1 of the Operating Agreement.

“Major Decisions” shall have the meaning set forth in Section 4.2(b) of the Operating Agreement.

“Managers” shall mean Byron Paul, Keith Heaverlo and Kevin C. Clothier or any successor Manager of the Company designated pursuant to Section 4.8 of the Operating Agreement.

“Member” shall mean the party executing this Operating Agreement and any permitted assignee of such Person who is admitted to the Company as a substituted Member. To the extent a Manager holds a Membership Unit, he, she or it shall have all of the rights of a Member in respect of such Membership Unit.

“Membership Unit” shall mean an interest in the Company, including the holder’s interest in the Net Profits, Net Losses and distributions of the Company, and, in the case of a Member, the right to consent, vote or otherwise participate in the management of the business and affairs of the Company.

“Net Profits” and “Net Losses” shall mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, with the following adjustments:

(a)

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section shall be added to such taxable income or loss;

(b)

Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(e)

In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period, computed in accordance with the terms of this Operating Agreement.

“Operating Agreement” or “Agreement” shall mean this Second Amended and Restated Operating Agreement, including all Exhibits hereto, as amended from time to time.

“Person” shall mean an individual, estate, trust, corporation, partnership, limited liability company or other business entity.

“Transfer” shall mean to pledge, assign, hypothecate, sell, exchange, gift or otherwise transfer a Membership Unit. Transferred, Transferring, Transferor, and Transferee shall have correlative meanings.

EXHIBIT B

DUTIES AND POWERS OF OFFICERS

Chairman. The chairman, if a chairman has been elected and is serving, shall preside at all meetings of the Member. The chairman shall also have power to vote, and execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly delegates the execution to some other officer or agent of the Company. The chairman shall perform such other duties and have such other powers as the Member may from time to time assign to him or her.

Chief Executive Officer. The chief executive officer of the Company, in the absence of the chairman, shall preside at all meetings of the Member. The chief executive officer shall have the overall supervision of the business of the Company and shall direct the affairs and policies of the Company, subject to such policies and directions as the Member may provide. The chief executive officer shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, this Agreement or action of the Member. The chief executive officer shall also have power to vote the shares or other equity interests of subsidiaries, and execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly delegates the execution to some other officer or agent of the Company. The chief executive officer will have general powers of supervision and will be the final arbiter of all differences among officers of the Company, and such decision as to any matter affecting the Company will be final and binding as among the officers of the Company, subject only to the Member. The chief executive officer will have such other powers and perform such duties as are specified in this Agreement and as may from time to time be assigned to him or her by the Member of the Company.

President. The president will be the chief operating officer of the Company in charge of the entire business and all the affairs of the Company and will have the powers and perform the duties incident to that position, including the power to bind the Company in accordance with this Schedule. The president will, in the absence of the chairman and the chief executive officer, preside at all meetings of the Member. The president will have general and active management of the business of the Company and will see that all orders and resolutions of the Member are carried into effect. The president shall also have the power to execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof is expressly delegated by the Member to some other officer or agent of the Company. The president will have such other powers and perform such duties as are specified in this Agreement and as may from time to time be assigned to him or her by the Member of the Company.

Vice Presidents. At the request of the chief executive officer or the president, or in the absence of the chief executive officer and the president or in the event of his or her inability or refusal to act, a vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the president, and when so acting, will have all the powers of and be subject to all the restrictions upon the president. Any vice president will perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Member of the Company.

Chief Financial Officer. The chief financial officer of the Company, if there shall be a chief financial officer, shall control, audit and arrange the financial affairs of the Company. He or she shall supervise the receipt and deposit of all monies belonging to the Company and shall, subject to the Member, authorize disbursements of the Company’s monies outside of the ordinary course of business. The chief financial officer shall consult with and advise the Member, the chairman, the chief executive officer, and the president of the Company concerning financial matters pertaining to the Company. The chief financial officer shall also have power to execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly shall in general have all other powers and shall perform all other duties which are incident to the chief financial officer of a Company or as may be prescribed by the Member, the chairman, the chief executive officer, or the president from time to time.

Treasurer. The treasurer will: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies or other depositaries as will be selected by the Member; and (iii) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the Member, the chairman, the chief executive officer, the president, or the chief financial officer. The treasurer will not be required to give a bond for the faithful discharge of his or her duties.

Secretary. The secretary will: (a) keep the minutes of the Member’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of Company records; (d) keep a register of the post office address of each Member furnished to the secretary by such Member; (e) certify the resolutions of the Member and other documents of the Company as true and correct; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the chief executive officer, the president, a vice president (as designated by the president) or the Member of the Company.

Assistant Secretaries. Each assistant secretary shall in general assist the secretary and perform all duties incident to the office of assistant secretary and such other duties as from time to time may be assigned to him or her by the president, a vice president (as designated by the chief executive officer or the president), the chief financial officer, the treasurer, the secretary or the Member of the Company.

Assistant Treasurers. Each assistant treasurer shall in general assist the treasurer and perform all duties incident to the office of assistant treasurer and such other duties as from time to time may be assigned to him or her by the chief executive officer, the president, a vice president (as designated by the chief executive officer or the president), the chief financial officer, the treasurer, the secretary or the Member of the Company.